Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Reports Fourth Quarter and Full Year 2006 Financial Results

•	52 percent increase in fabricated products operating income for fourth quarter as compared to 2005; 40 percent increase in 2006 over 2005

•	Record heat treat plate shipments for fourth consecutive quarter driven by continued robust aerospace and defense demand

•	Trentwood expansion on schedule; additional capacity contributing to higher shipments
FOOTHILL RANCH, Calif., March 7, 2007 — Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $11.9 million for the fourth quarter 2006, which is net of an income tax provision of $15.4 million, approximately $13.0 million of which is non-cash. The non-cash tax provision is recorded despite the existence of significant net operating loss carryforwards and other tax attributes, the benefits of which are reflected in stockholder equity in accordance with fresh start accounting. A loss of $1.12 billion was recorded in the fourth quarter of 2005, primarily reflecting non-cash charges of $1.14 billion related to certain commodity subsidiary claims that were resolved upon the company’s emergence from Chapter 11 in July 2006.
For the full fiscal year 2006 the company reported net income of $3.2 billion, which includes a $3.1 billion non-cash gain associated with the implementation of its plan of reorganization and fresh-start accounting.
Net sales for the fourth quarter of 2006 increased 23 percent to $336 million, compared to $274 million for the fourth quarter of 2005. Net sales for the year 2006 increased 25 percent to $1.4 billion, compared to $1.1 billion for 2005. Both periods reflected increased shipments and the pass-through to customers of significantly higher metal prices.
“The company continues to deliver strong results, led by robust demand for aerospace and defense applications in our fabricated products segment,” said Jack A. Hockema, chairman, president, and CEO of Kaiser Aluminum.
Fabricated Products — Operating income in fabricated products increased 52 percent to $32 million for the fourth quarter of 2006 compared to $21 million for the same period in 2005. Higher shipments and a rich product mix contributed to this improvement. Favorable energy costs partially offset weaker cost performance precipitated by a slightly higher than normal year-end decline in extrusion volume. In addition, operating income improved approximately $2 million due to lower depreciation from the company’s implementation of fresh start accounting.

“We reported very strong fourth quarter 2006 operating results in fabricated products with record heat treat plate shipments for the fourth consecutive quarter,” added Hockema. “The first phase of the Trentwood expansion reached full production during the fourth quarter, creating additional capacity which drove our improved results. The second phase of the expansion has become fully operational during the first quarter of 2007, and the entire project is expected to be fully operational in 2008.”
For full-year 2006, operating income in fabricated products increased 40 percent to $122 million from $87 million the prior year. The significant improvement resulted from higher shipments, stronger conversion prices and favorable scrap raw material costs. Additionally, lower depreciation from the company’s implementation of fresh start accounting improved operating income by approximately $5 million.
Primary Products — Operating income in the primary products segment totaled $8 million for the fourth quarter of 2006, approximately $5 million above the prior year period. For full-year 2006, operating income in the primary products segment totaled $23 million, approximately $7 million above 2005.
Favorable impacts from rising ingot prices were largely offset by firm price commitments to the company’s fabricated products segment in both the quarter and full-year periods as compared to the 2005 periods. Power and alumina costs also adversely impacted both the fourth quarter and full-year 2006 results.
Results were favorably impacted by non-run-rate mark-to-market gains on hedging-related derivative transactions providing improvements of $9 million in the fourth quarter of 2006 and $21 million for full-year 2006.
Corporate Highlights — As previously reported on January 31, 2007, the company completed a secondary stock offering of 6,281,150 shares of common stock. The company did not sell any shares in, and did not receive any proceeds from, the secondary offering.
Upon emergence from its Chapter 11 proceedings on July 6, 2006, the company adopted fresh-start accounting in accordance with SOP 90-7, and a significant amount of liabilities subject to compromise were relieved. As more fully discussed in the company’s filings with the Securities and Exchange Commission, these changes make the financial statements for the periods prior to emergence difficult to compare to the financial statements presented on or after emergence. Additionally, there are a number of non-cash impacts from SOP 90-7 in the post-emergence period that are reflected in net income.
Kaiser Aluminum will host a conference call for investors, analysts and news media that will be accessible live via the Internet to discuss year-end and fourth quarter results. Interested parties are welcome to listen today at 10:00 a.m. PST by navigating to the following URL: http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download shortly prior to the start of the call. An archive of the call will be available shortly thereafter at the same location for 30 days.

Kaiser Aluminum is a leading producer of fabricated aluminum products for aerospace and high-strength, general engineering, and automotive and custom industrial applications. The company has more than 2,000 employees and 11 plants in North America and produces more than 500 million pounds annually of value-added sheet, plate, extrusions, forgings, rod, bar and tube. For more information, please see www.kaiseraluminum.com.
F-1068
This press releases contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the company to be materially different from those expressed or implied. Forward-looking statements include statements regarding the company’s anticipated financial and operating performance in 2006. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties, and that actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) changes in economic or aluminum industry business conditions generally, including global supply and demand conditions; (b) changes in the markets served by the company, including aerospace, defense, general engineering, automotive, distribution and other markets; (c) the company’s ability to complete its expansion projects as planned and by targeted completion dates; (d) the company’s ability to meet contractual commitments and obligations to supply products meeting required specifications; (e) customer performance; (f) changes in competitive factors in the markets served by the company; (g) developments in technology used by the company, its competitors or its customers; (h) changes in accounting that may affect the company’s reported earnings, operating income or results; (i) the completion of the audit of the financial statements as of and for the year ended December 31, 2006, by the company’s independent registered public accountant: and (j) other risk factors summarized in the company’s reports filed with the Securities and Exchange Commission and most recently in the registration statement filed in connection with the company’s recently completed secondary offering. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
Investor Relations Contacts:
Joe Bellino
Dan Rinkenberger
Kaiser Aluminum
(949) 614-1740
Public Relations Contact:
Geoff Mordock
Fleishman-Hillard
(213) 489-8271

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In millions of dollars except share and per share amounts)

		Predecessor
	Three months	Three Months
	Ended	Ended
	December 31, 2006(1)	December 31, 2005

Net sales	$336.1	$273.8

Costs and expenses:
Cost of products sold	288.6	240.2
Depreciation and amortization	2.7	4.9
Selling, administrative, research and development, and general(2)	17.5	12.9
Other operating charges, net (3)	.7	1.5

Total costs and expenses	309.5	259.5

Operating income	26.6	14.3
Other income (expense):
Interest expense (excluding unrecorded contractual interest expense of $23.7 for the three months ended December 31, 2005)	(1.1)	(1.0)
Reorganization items(4)	—	(1,136.8)
Other — net	1.8	(.9)

Income (loss) before income taxes and discontinued operations	27.3	(1,124.4)
(Provision) benefit for income taxes (5)	(15.4)	3.2

Income (loss) from continuing operations	11.9	(1,121.2)

Discontinued operations:
Loss from discontinued operations, net of income taxes	—	(23.8)
Gain from sale of commodity interests	—	.6

Income (loss) from discontinued operations	—	(23.2)

Net income (loss)	$11.9	$(1,144.4)

Earnings per share — Basic: (7)
Income (loss) from continuing operations	$.59	$(14.07)

Income (loss) from discontinued operations	$—	$(.29)

Net income (loss)	$.59	$(14.36)

Earnings per share — Diluted (same as basic for Predecessor): (7)
Income from continuing operations	$.59

Income from discontinued operations	$—

Net income	$.59

Weighted average shares outstanding (000): (7)
Basic	20,004	79,672

Diluted	20,133	79,672

Notes follow on pages 6, 7 and 8.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)
(In millions of dollars except share and per share amounts)

		Predecessor
	Year Ended December 31, 2006(1)
	July 1, 2006	January 1, 2006
	through	to	Year Ended
	December 31, 2006	July 1, 2006	December 31, 2005

Net sales	$667.5	$689.8	$1,089.7

Costs and expenses:
Cost of products sold	580.4	596.4	951.1
Depreciation and amortization	5.5	9.8	19.9
Selling, administrative, research and development, and general (2)	35.5	30.3	50.9
Other operating (benefits) charges, net(3)	(2.2)	.9	8.0

Total costs and expenses	619.2	637.4	1,029.9

Operating income	48.3	52.4	59.8
Other income (expense):
Interest expense (excluding unrecorded contractual interest expense of $47.4 for the period from January 1, 2006 to July 1, 2006 and $95.0 for the year ended December 31, 2005)	(1.1)	(.8)	(5.2)
Reorganization items(4)	—	3,090.3	(1,162.1)
Other — net	2.7	1.2	(2.4)

Income (loss) before income taxes and discontinued operations	49.9	3,143.1	(1,109.9)
Provision for income taxes (5)	(23.7)	(6.2)	(2.8)

Income (loss) from continuing operations	26.2	3,136.9	(1,112.7)

Discontinued operations:
Income (loss) from discontinued operations, net of income taxes	—	4.3	(2.5)
Gain from sale of commodity interests, net of income taxes of $8.5 in 2005	—	—	366.2

Income from discontinued operations	—	4.3	363.7

Cumulative effect on years prior to 2005 of adopting accounting for conditional asset retirement obligations(6)	—	—	(4.7)

Net income (loss)	$26.2	$3,141.2	$(753.7)

Earnings per share — Basic: (7)
Income (loss) from continuing operations	$1.31	$39.37	$(13.97)

Income from discontinued operations	$—	$.05	$4.57

Loss from cumulative effect on years prior to 2005 of adopting accounting for conditional asset retirement obligations	$—	$—	$(.06)

Net income (loss)	$1.31	$39.42	$(9.46)

Earnings per share —Diluted (same as basic for Predecessor):(7)
Income from continuing operations	$1.30

Income from discontinued operations	$—

Loss from cumulative effect on years prior to 2005 of adopting accounting for conditional asset retirement obligations	$—

Net income	$1.30

Weighted average shares outstanding (000): (7)
Basic	20,003	79,672	79,675

Diluted	20,089	79,672	79,675

Notes follow on pages 6, 7 and 8.

(1)	The Company and its subsidiaries that included all of the Company’s core fabricated products facilities and operations and a 49% interest in Anglesey Aluminium Limited, which owns an interest in a smelter in the United Kingdom, emerged from Chapter 11 on the Effective Date pursuant to the Company’s Second Amended Plan of Reorganization (the “Plan”). Four subsidiaries not related to the fabricated products operations were liquidated in December 2005. Pursuant to the Plan, all material pre-petition debt, pension, post-retirement medical obligations and asbestos and other tort liabilities, along with other pre-petition plans (which in total aggregated in the June 30, 2006 financial statements to approximately $4.4 billion) were addressed and resolved. Pursuant to the Plan, the interests of the Company’s pre-emergence stockholders were cancelled without consideration. The equity of the newly emerged Kaiser was issued and delivered to a third-party disbursing agent for distribution to claimholders pursuant to the Plan.

As a result of the Company’s emergence from Chapter 11 on July 6, 2006 (the “Effective Date”), the Company applied “fresh start” accounting to its opening July 2006 consolidated financial statements as required by American Institute of Certified Professional Accountants (“AICPA”) Statement of Position 90-7 (“SOP 90-7”), Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As such, the Company adjusted its stockholders’ equity to equal the reorganization value at the Effective Date. Items such as accumulated depreciation, accumulated deficit and accumulated other comprehensive income (loss) were reset to zero. The Company allocated the reorganization value to its individual assets and liabilities based on their estimated fair value. Items such as current liabilities, accounts receivable, and cash reflected values similar to those reported prior to emergence. Items such as inventory, property, plant and equipment, long-term assets and long-term liabilities were significantly adjusted from amounts previously reported. Because fresh start accounting was adopted at emergence and because of the significance of liabilities subject to compromise that were relieved upon emergence, comparisons between the historical financial statements and the financial statements from and after emergence are difficult to make.

The accompanying financial statements include the financial statements of the Company both before and after emergence. Financial information related to the newly emerged Company is generally referred to throughout this report as “Successor” information. Information of the Company before emergence is generally referred to as “Predecessor” information. The financial information of the Successor entity is not comparable to that of the Predecessor given the impacts of the Plan, implementation of fresh start reporting and other factors.

The Company’s emergence from Chapter 11 and adoption of fresh start accounting resulted in a new reporting entity for accounting purposes. Although the Company emerged from Chapter 11 on July 6, 2006, the Company adopted fresh start accounting under the provisions of SOP 90-7 effective as of the beginning of business on July 1, 2006. As such, it was assumed that the emergence was completed instantaneously at the beginning of business on July 1, 2006 such that all operating activities during the period from July 1, 2006 through December 31, 2006 are reported as applying to the new reporting entity. The Company believes that this was a reasonable presentation as there were no material non-Plan-related transactions between July 1, 2006 and July 6, 2006.

Income (loss) per share of the Predecessor is not meaningful because all equity interests of the Company’s stockholders prior to the Company’s July 6, 2006 emergence from Chapter 11 were cancelled without consideration pursuant to the amended plan of reorganization.

(2)	Selling, administrative, research and development, and general for the three months and year ended December 31, 2006 include non-cash compensation charges of $1.7 and $4.0, respectively, related primarily to emergence- related equity grants issued during the period from July 1, 2006 through December 31, 2006.

(3)	The income (loss) impact associated with Other operating charges, net, for the three months ended December 31, 2006 and 2005 and the years ended December 31, 2006 and 2005, was as follows:

		Predecessor	Year Ended December 31, 2006
	Three Months	Three Months	July 1, 2006	Predecessor	Predecessor
	Ended	Ended	Through	January 1, 2006	Year Ended
	December 31,	December 31,	December 31,	to	December 31,
	2006	2005	2006	July 1, 2006	2005
Pension benefit related to terminated pension plans-Corporate	$4.2	$—	$4.2	$—	$—
Post emergence Chapter 11- related items-Corporate	(4.5)	—	(4.5)	—	—
Resolution of a pre-emergence contingency-Corporate	—	—	3.0	—	—
Charges associated with retroactive portion of contributions to defined contribution plans upon termination of defined benefit plans- Fabricated products	(.4)	(.9)	(.4)	—	(6.3)
Corporate	—	—	—	—	(.5)
Other	—	(.6)	(.1)	(.9)	(1.2)

	$(.7)	$(1.5)	$2.2	$(.9)	$(8.0)

(4)	Reorganization items for the three months and year ended December 31, 2005, include a non-cash reorganization charge of $1,131.5 related to the assignment (for the purpose of determining distribution in connection with the Plan) of the value of an intercompany account to certain third party creditors. Reorganization items for the year ended December 31, 2006 include a non-cash gain on the implementation of the Plan and application of fresh start accounting of approximately $3,110.3.

(5)	While the Company has substantial tax attributes available to offset the impact of future income taxes, the Company does not yet meet the “more likely than not” criteria for recognition of such attributes at the Effective Date primarily because the Company does not have sufficient history of paying taxes. As such, the Company recorded a full valuation allowance against the amount of tax attributes available and no deferred tax asset was recognized. The benefit associated with any future recognition of tax attributes will be first utilized to reduce intangible assets with any excess being recorded as an adjustment to Stockholders’ equity rather than as a reduction of income tax expense. Therefore, despite the existence of such tax attributes, the Company expects to record a full statutory tax provision in future periods and, therefore, the benefit of any tax attributes realized will only affect future balance sheets and statements of cash flows. If the Company ultimately determines that it meets the “more likely than not” recognition criteria, the amount of net operating loss carryforwards would be recorded on the balance sheet and would reduce the amount of intangible assets recognized in fresh start accounting, until such assets are exhausted and any excess remaining would be recorded as an adjustment to stockholders’ equity. Cash payments for income taxes in the United States will likely be limited to payments for Federal alternative minimum tax and for state income taxes.

Provision for income taxes for continuing operations for the three months ended December 31, 2006 and the period from July 1, 2006 through December 31, 2006 include foreign income provisions of approximately $2.3 and $7.8, respectively. Provision (benefit) for income taxes for continuing operations for the three months ended December 31, 2005, the period from January 1, 2006 to July 1, 2006 and the year ended December 31, 2005 include foreign income taxes of $(3.2), $6.2 and $2.8 respectively. Foreign taxes for the post emergence period primarily represent Canadian income taxes in respect of operations of the London, Ontario facility and United Kingdom income taxes in respect of the Company’s ownership interest in Anglesey. Results of operations for discontinued operations are net of an income tax benefit of $12.2 and $.2 for the three months and year ended December 31, 2005, respectively.

(6)	As previously reported, effective December 31, 2005, the Company adopted FASB Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB No. 143, retroactive to the beginning of 2005. The retroactive impact of the adoption of FIN 47 was a $4.7 charge in the first quarter of 2005 in respect of the cumulative effect upon adoption.

(7)	Basic earnings per share are computed by dividing earnings by the weighted average number of common shares outstanding during the period. The shares owned by a VEBA for the benefit of certain union retirees and their surviving spouses and eligible dependents (the “Union VEBA”) that are subject to transfer restrictions, while being treated similar to treasury stock (i.e. as a reduction) in Stockholders’ equity, are included in the computation of the basic shares outstanding as such shares were irrevocably issued and are subject to full dividend and voting rights.

Diluted earnings per share (“DEPS”) are computed by dividing earnings by the weighted average number of diluted common shares outstanding during the period. The weighted average number of diluted shares includes the dilutive effect of the non-vested stock (“NVS”) and restricted stock units (“RSUs”) granted during the period from dates of grant. The following recaps key share information:

	Three Months	July 1, 2006
	Ended	Through
	December 31, 2006	December 31, 2006
Total NVS and RSUs	525,086	525,086

NVS included in DEPS	128,988	85,354

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1)
(Unaudited)
(In millions of dollars except share and per share amounts)

			Year Ended December 31, 2006
		Predecessor		Predecessor
	Three Months	Three Months	July 1, 2006	January 1,		Predecessor
	Ended	Ended	through	2006		Year Ended
	December 31,	December 31,	December 31,	to		December 31,
	2006	2005	2006	July 1, 2006	Combined	2005
Shipments (mm lbs):
Fabricated Products	123.4	116.7	249.6	273.5	523.1	481.9
Primary Aluminum	37.3	39.9	77.3	77.1	154.4	155.6

	160.7	156.6	326.9	350.6	677.5	637.5

Average Realized Third-Party Sales Price (per pound):
Fabricated Products (2)	$2.31	$1.98	$2.27	$2.16	$2.21	$1.95
Primary Aluminum (3)	$1.35	$1.07	$1.30	$1.28	$1.29	$.95

Net Sales:
Fabricated Products	$285.6	$231.3	$567.2	$590.9	$1,158.1	$939.0
Primary Aluminum	50.5	42.5	100.3	98.9	199.2	150.7

Total Net Sales	$336.1	$273.8	$667.5	$689.8	$1,357.3	$1,089.7

Segment Operating Income (Loss):
Fabricated Products(4) (6)	$31.7	$20.9	$60.8	$61.2	$122.0	$87.2
Primary Aluminum(5)	8.0	3.0	10.8	12.4	23.2	16.4
Corporate and Other	(12.4)	(8.1)	(25.5)	(20.3)	(45.8)	(35.8)
Other Operating (Charges) Benefits, Net (7)	(.7)	(1.5)	2.2	(.9)	1.3	(8.0)

Total Operating Income	$26.6	$14.3	$48.3	$52.4	$100.7	$59.8

Discontinued Operations	$—	$(23.2)	$—	$4.3	$4.3	$363.7

Reorganization items (8)	$—	$(1,136.8)	$—	$3,090.3	$3,090.3	$(1,162.1)

Net Income(Loss)	$11.9	$(1,144.4)	$26.2	$3,141.2	$3,167.4	$(753.7)

Capital expenditures (excluding discontinued operations)(9)	$18.5	$10.6	$30.1	$28.1	$58.2	$31.0

(1)	See Note 1 of Statements of Consolidated Income for a discussion regarding the Company’s emergence from Chapter 11.

The table provides selected operational and financial information on a consolidated basis. The selected operational and financial information after the Effective Date are those of the Successor and are not comparable to those of the Predecessor. However, for purposes of this presentation (in the table above), the Successor’s results the three months ended December 31, 2006 are compared to the Predecessor’s results for the three months ended December 31, 2005. In addition, the Successor’s results for the period from July 1, 2006 through December 31, 2006 have been combined with the Predecessor’s results for the period from January 1, 2006 to July 1, 2006 and are compared to the Predecessor’s results for the year ended December 31, 2005.

(2)	Average realized prices for the Company’s Fabricated products business unit are subject to fluctuations due to changes in product mix as well as underlying primary aluminum prices and are not necessarily indicative of changes in underlying profitability.

(3)	Average realized prices for the Company’s Primary aluminum business unit exclude hedging revenues.

(4)	The net loss impact associated with non-cash LIFO inventory charges and metal gains for the three months ended December 31, 2006 and 2005 and the years ended December 31, 2006 and 2005 was as follows:

		Predecessor	Year Ended December 31, 2006
	Three Months	Three Months	July 1, 2006	Predecessor		Predecessor
	Ended	Ended	through	January 1, 2006		Year Ended
	December 31,	December 31,	December 31,	to		December 31,
	2006	2005	2006	July 1, 2006	Combined	2005
Non-cash LIFO losses	$5.0	$9.3	$1.7	$21.7	$23.4	$9.3
Less metal gains	(5.3)	(6.9)	(2.6)	(16.6)	(19.2)	(4.6)

Net (income) loss	$(.3)	$2.4	$(.9)	$5.1	$4.2	$4.7

(5)	Primary aluminum includes non-cash mark-to-market gains (losses) on primary aluminum hedging activities totaling $9.2 and $.4 in the three months of 2006 and 2005, respectively, $17.3 in the year ended December 31, 2006 (which consisted of $10.2 for the period July 1, 2006 through December 31, 2006 and $7.1 for the period January 1, 2006 to July 1, 2006) and $(4.1) in the year ended December 31, 2005.

(6)	Fabricated products include non-cash mark-to-market gains (losses) on natural gas hedging activities totaling $.4 in the three months ended December 31, 2006 and $(2.2) in the year ended December 31, 2006 (which consisted of $(1.2) for the period July 1, 2006 through December 31, 2006 and $(1.0) for the period January 1, 2006 to July 1, 2006).

(7)	See Note 3 of Statements of Consolidated Income for information regarding Other operating (charges) benefits, net.

(8)	See Note 4 of Statements of Consolidated Income for information regarding Reorganization items.

(9)	Capital expenditures for the three months and years ended December 31, 2006 and 2005 are primarily related to the previously announced $105 million expansion at the Trentwood facility in Spokane, Washington.